Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SR Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	11,109,000(1)	$10.00	$111,090,000	0.0001102	$12,243

	Other	Participation Interests	Rule 457(h)	1,140,277				(2)

	Total Offering Amounts							$12,243

	Total Fees Previously Paid							$15,303

	Total Fee Offsets							–

	Net Fee Due							$12,243

(1)	Includes 10,580,000 shares to be offered for sale in the stock offering and 529,000 shares to be issued to Somerset Regal Charitable Foundation, Inc.
(2)

The securities of SR Bancorp, Inc. to be purchased by the Somerset Savings Bank, SLA 401(k) Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.